Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Alphabet Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class C Capital Stock, par value $0.001 per share, reserved for issuance under the Alphabet Inc. Amended and Restated 2021 Stock Plan	Rule 457(c) and Rule 457(h)	170,000,000	(1)	$120.19	$20,431,450,000	(2)	$110.20 per $1,000,000	$2,251,546
Total Offering Amounts						$20,431,450,000	(2)		$2,251,546
Total Fee Offsets									$0
Net Fee Due									$2,251,546

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class C Capital Stock of the Registrant as may become available for issuance pursuant to the Alphabet Inc. Amended and Restated 2021 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Class C Capital Stock.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant’s Class C Capital Stock on July 21, 2023, as reported by NASDAQ, which was $120.19.